Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-128331, 333-123577 and 333-75798) and Forms S-8 (Nos. 333-115183 and 333-49012) of Endwave Corporation of our reports dated March 14, 2006 relating to the consolidated financial statements and financial statement schedule as of December 31, 2005 and 2004 and for each of the two years in the period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which appear in this Form 10-K.
/s/ Burr, Pilger & Mayer LLP
Palo Alto, California
March 14, 2006